                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(21)

[X]  Definitive Information Statement


                          MRI Medical Diagnostics, Inc.
                          -----------------------------
                (Name of Registrant as Specified In Its Charter)


     Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)       Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------
     2)       Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
              0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

              ------------------------------------------------------------------
     4)       Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------
     5)       Total Fee Paid:___________________________________________________

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)       Amount Previously Paid:

              ---------------------------------------------

     2)       Form, Schedule or Registration Statement No.:

              ---------------------------------------------

     3)       Filing Party:

              ---------------------------------------------

     4)       Date Filed:

              ---------------------------------------------

                          MRI MEDICAL DIAGNOSTICS, INC.
                              3 Hutton Centre Drive
                                    Suite 150
                           Santa Ana, California 92707

                              INFORMATION STATEMENT
                       ----------------------------------


INTRODUCTION

         We are furnishing this information statement in connection with a special meeting of the shareholders of MRI Medical Diagnostics, Inc. The meeting will be held at 10:00 am on September 5, 2000 at 3 Hutton Centre Drive, Suite 150, Santa Ana, California 92707.

         We are sending this information to our shareholders on or about August 15, 2000. Our board of directors has fixed the close of business on August 14, 2000 as the record date for the determination of MRI shareholders entitled to notice of and to vote at the meeting.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

MATTERS TO BE CONSIDERED AT THE MEETING

         At the meeting, and at any adjournment or postponement of the meeting, we will ask our Shareholders:

         1.       To authorize an amendment to our Articles of Incorporation to:

                  (a) Reverse split our common stock on a 1 for 18.85077263 basis, as described in more detail below; and

                  (b) To change our corporate name to HomeZipR Corp.;

         2.       To approve our 2000 Stock Option Plan;

         3. To ratify the appointment of Lesley, Thomas, Schwarz & Postma, Inc. as our independent public accountants; and

         4. To transact any other business that may properly come before the meeting.

VOTES REQUIRED AND QUORUM

         Approval of the matters brought before the meeting requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matters. As of August 14, 2000, there were 38,416,828 shares of our common stock outstanding and 5,320,463 shares of our Series A Preferred Stock outstanding. Holders of our common stock are entitled to one vote per share. Holders of our Series A Preferred Stock are entitled to 50 votes per share. Accordingly, there are the equivalent of 304,439,988 votes outstanding, so the proposals will pass if holders of at least 152,219,995 such votes cast their vote in favor.

         A quorum of the shareholders is necessary to take action at the meeting. A quorum is present if shareholders holding shares which represent a majority of the outstanding votes are present at the meeting. Accordingly, as described above, shareholders entitled to a total of at least 152,219,995 votes will need to be present in order to hold a valid meeting.

BOARD RECOMMENDATIONS - INSIDERS' INTENT TO VOTE IN FAVOR

         Our board of directors has determined that approval of the reverse split, name change and stock option plan, and ratification of the appointment of our independent public accountants are in the best interests of the company and our shareholders. Accordingly, the board has unanimously approved the proposals and recommends that the shareholders who choose to attend the meeting vote in favor of these matters as well.

         Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 62% of the outstanding votes have indicated that they intend to vote in favor of each of the proposals discussed herein.


                                THE REVERSE SPLIT
                                 (Proposal 1(a))

INTRODUCTION

         On July 31, 2000, our board of directors approved a proposal to effect a reverse split of our common stock, subject to the approval of our shareholders. The reverse split, if approved, would combine our outstanding common stock on 1 for 18.85077263 basis. In other words, once the reverse split takes place, every 18.85077263 shares of common stock that you hold will be combined into 1 share. Your percentage ownership in the company and relative voting power will remain essentially unchanged. The number of authorized shares of common stock will remain unchanged at 50,000,000 following the reverse split.

         The reverse split will not affect the number of shares of preferred stock outstanding, but the terms of our Series A Preferred Stock provide for a reduction in the conversion ratio in proportion to the reverse split ratio. Accordingly, shares of Series A Preferred Stock which are currently convertible into 50 shares of common stock each, will be convertible into approximately
2.652411176 shares of common stock following the reverse split. Each Series A Preferred Stock holder's conversion rights and proportional voting power will remain effectively unchanged.

REASONS FOR THE REVERSE SPLIT

         We expect that we will have to raise additional equity capital in the near future in order to finance the development and growth of our business. We cannot promise that any offering of our securities will take place or will be successful, but we believe that reducing the number of outstanding shares and increasing the number of authorized and unissued shares will make our capital structure more attractive to potential investors and provide us with greater flexibility in structuring financings and pursuing other corporate development opportunities.

         Further, we believe that our current low stock price negatively affects the marketability of our existing shares and our ability to raise additional capital. Although we cannot guarantee it, we assume that the reverse split will increase the market price of our stock in a direct inverse proportion to the reverse split ratio. In other words, with a reverse split ratio of 1 to 18.85077263, the assumption is that the market price of our stock should increase by 18.85077263 times following the reverse split. Based upon our stock's closing bid price of $0.25 on August 1, 2000, then, if every 18.85077263 shares of common stock were combined into one share, the initial adjusted market value would be expected to increase to approximately $4.71 per share.

         Finally, we are hopeful that the reverse split and the resulting anticipated increased price level will encourage interest in our common stock and possibly promote greater liquidity for our shareholders. Again, however, we cannot guarantee that this will be the case or, indeed, that any of the foregoing hoped-for effects will result from the reverse split.

CERTAIN EFFECTS OF THE REVERSE SPLIT

            The following table illustrates the principal effects of the reverse split on our common and preferred stock based on the number of shares authorized, issued and outstanding as of August 14, 2000.

                                          Prior to the              After the
     Number of Shares                     Reverse Split           Reverse Split
     ---------------------------------------------------------------------------

     Authorized Common Stock                 50,000,000             50,000,000

     Issued and Outstanding
     Common Stock                            38,416,828              2,037,945

     Common Stock Available
     for Issuance                            11,583,172             47,962,055

     Series A Preferred Stock
     Outstanding                              5,320,463              5,320,463

     Common Stock Issuable upon
     Conversion of Series A
     Preferred Stock                        266,023,150             14,112,055

     Issued and Outstanding Common
     Stock Assuming Conversion of
     all Outstanding Preferred Stock        304,439,978             16,150,000

         Shares of common stock issued pursuant to the reverse split will be fully paid and nonassessable. The relative voting and other rights of holders of the common stock will not be altered by the reverse split, and each share of common stock will continue to entitle its owner to one vote.

         As a result of the reverse split, the number of shares of common stock presently outstanding will be consolidated but the number of shares authorized for issuance will remain unchanged at 50,000,000. Accordingly, we will have the ability to issue more shares of common stock than is presently the case and without additional shareholder approval. Doing so may have a dilutive effect on the equity and voting power of our existing shareholders.

         No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of common stock, but we do not anticipate that this will materially affect any shareholder's proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock.

         The reverse split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

         The reverse split will not affect the company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Following is a summary of the material anticipated federal income tax consequences of the proposed reverse split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.

         We understand that the reverse split will be a "recapitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the company or our shareholders as a result of the reverse split or the exchange of pre-reverse split shares for post-reverse split shares. A shareholder's aggregate tax basis in his or her post-reverse split shares should be the same as his or her aggregate tax basis in the pre-reverse split shares. In addition, the holding period of the post-reverse split shares received by such shareholder should include the period during which the pre-reverse split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

EFFECTIVE DATE OF THE REVERSE SPLIT

         If the proposal is approved by the shareholders, the reverse split will become effective after we file an amendment to our Articles of Incorporation with the Secretary of State of Colorado. We anticipate that this will take place on or about September 6, 2000. Upon filing the amendment, all of our outstanding common stock will be converted into new common stock in accordance with the reverse split ratio described above. After the reverse split is effective, certificates representing shares of pre-reverse split common stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split common stock.

EXCHANGE OF CERTIFICATES

         You are not being asked to exchange your certificates at this time, however you are entitled to do so after the reverse split takes place if you wish by contacting our transfer agent. Otherwise, certificates representing pre-reverse split shares will be exchanged for certificates reflecting post-reverse split shares at the first time they are presented to the transfer agent for transfer.

RIGHT TO ABANDON REVERSE SPLIT

         Although we do not anticipate doing so, we may abandon the proposed reverse split at any time prior to its effectiveness if our board of directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made by solely our board of directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to effect the reverse split. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 62% of the outstanding votes have indicated that they intend to vote their shares in favor of the reverse split.

                          NAME CHANGE TO HOMEZIPR CORP
                                 (Proposal 1(b))

         On July 31, 2000, in connection with the reverse acquisition of MRI by HomeZipR.com Corp., a Delaware corporation (see "Change in Control," below, for further information), our board of directors approved a proposal to change our corporate name from MRI Medical Diagnostics, Inc. to "HomeZipR Corp.," subject to the approval of the shareholders.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to change our name. Certain officers, directors and affiliates of the company who own an aggregate of approximately 62% of the outstanding votes have indicated that they intend to vote their shares in favor of the proposed name change.


                             2000 STOCK OPTION PLAN
                                  (Proposal 2)

INTRODUCTION

         On July 31, 2000, our board of directors adopted, subject to shareholder approval, our 2000 Stock Option Plan. The plan provides for the grant of non-qualified stock options to our employees, officers, directors, consultants and independent contractors and for the grant of incentive stock options to employees that qualify for such options under Section 422 of the Internal Revenue Code of 1986. The plan terminates on July 31, 2010. We have reserved 2,000,000 shares of our common stock for issuance, subject to adjustment upon occurrence of certain events affecting our capitalization.

PURPOSE OF THE PLAN

         We believe that the plan will help us to attract and retain highly qualified employees, officers, directors and consultants by affording such persons an opportunity for equity participation in the company. We also believe that our shareholders benefit when we tie our executive compensation, at least in part, to maximizing shareholder value and align our management's financial interests with those of our shareholders.

SUMMARY OF THE PLAN

         The stock option plan is administered by the board of directors or, at the board's option, a committee of the board of directors. The board has, subject to specified limitations, full authority to grant options and establish the terms and conditions of vesting and exercise. The exercise price of incentive stock options granted under the plan is required to be no less than the fair market value of our common stock on the date of grant (110% in the case of a greater than 10% stockholder).

         The board may grant options for terms of up to 10 years, or 5 years in the case of incentive stock options granted to greater than 10% stockholders. No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by us or ceases to have a relationship with us, his or her options will expire one year after termination by reason of death or permanent disability, thirty days after termination for cause and three months after termination for any other reason.

         In order to exercise an option granted under the plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either in cash or in such other form of compensation, including payment in shares of our common stock already owned by the optionee, as the board may determine in its discretion.

         Subject to the foregoing, the board has broad discretion to set the terms and conditions applicable to options granted under the plan. The board may discontinue or suspend option grants under the plan, or amend or terminate the plan entirely, at any time. With the consent of an optionee, the board may also make such modification of the terms and conditions of such optionee's option as the board shall deem advisable. However, the board has no authority to make any amendment or modification to the plan or any outstanding option which would:

         o increase the maximum number of shares which may be purchased pursuant to options granted under the stock option plan, either in the aggregate or by an optionee, except in connection with certain antidilution adjustments;

         o change the designation of the class of employees eligible to receive qualified options;

         o extend the term of the stock option plan or the maximum option period thereunder;

         o decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the stock option plan, except in connection with certain antidilution adjustments; or

         o cause qualified stock options issued under the stock option plan to fail to meet the requirements of incentive stock options under Section 422 of the Internal Revenue Code.

          Any such amendment or modification shall be effective immediately, subject to stockholder approval within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the plan.

CERTAIN FEDERAL TAX CONSEQUENCES

         Following is a summary of the material anticipated federal income tax consequences to the company and to optionees of the proposed stock option plan. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. In addition, this summary does not address any consequence of the plan under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and you are advised to consult with you own tax advisor for more detailed information relating to your individual tax circumstances.

         NON-QUALIFIED STOCK OPTIONS

         Holders of non-qualified stock options do not realize income as a result of a grant of the option, but normally realize compensation income upon the exercise of the option to the extent that the fair market value of the underlying shares of common stock on the date of exercise exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee on the exercise of a non-qualified option.

         In the case of an optionee subject to the "short-swing" profit recapture provisions of Section16(b) under the Securities Exchange Act of 1934, the optionee realizes income only upon the lapse of the six-month period under
Section 16(b), unless the optionee elects to earlier recognize the income.

         INCENTIVE STOCK OPTIONS

         Holders of incentive stock options will not be considered to have received taxable income upon either the grant of the option or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax.

         If no sale or other taxable disposition of the shares acquired upon exercise is made by the optionee within two years from the date of grant or within one year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, we will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise, or the amount realized on disposition if less over the exercise price, and we will be allowed a deduction for a corresponding amount.

GRANTS UNDER THE PLAN

         As of August 14, 2000, no options have been granted under the plan. Option grants to plan participants, including officers, directors and employees, are at the discretion of the board of directors. Accordingly, future grants to such persons are not determinable at this time.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to approve the plan. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 62% of the outstanding votes have indicated that they intend to vote their shares in favor of the plan


          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (Proposal 3)

         On July 31, 2000, we appointed Lesley, Thomas, Schwarz & Postma, Inc. as our independent public accountants and we are seeking shareholder ratification of such appointment. If ratified, Lesley, Thomas will audit our financial statements for our current fiscal year and perform such other appropriate services as we may request. We expect that a representative of Lesley, Thomas will be present at the meeting to respond to appropriate questions or to make a statement if he or she so desires.

VOTE REQUIRED

         The ratification of Lesley, Thomas Schwarz & Postma, Inc. requires the affirmative vote of at least a majority of the shares that are present or represented at the meeting. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 62% of the votes have indicated that they intend to vote their shares for the ratification of Lesley, Thomas as our independent public accountants.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information with respect to beneficial ownership of our stock as of August 14, 2000 by:

         o persons known by us to be the beneficial owners of more than five percent of our issued and outstanding common or preferred stock;

         o        each of our executive officers and directors; and

         o        all of our officers and directors as a group.

         The information provided reflects projected ownership of common stock assuming that all outstanding shares of Series A Preferred Stock have been converted into common stock and the proposed 1 for 18.85077263 reverse split has been effected. Accordingly, percentages are computed using a denominator of 16,150,000 shares outstanding.

NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER OF SHARES (1)     PERCENT OF CLASS
----------------------------------------------- ------------------------ -------------------
SFC West, Ltd.
c/o International Management Services, Ltd.
Harbour Centre Building
Georgetown
Caymen Islands, British West Indies                    4,226,783 (2)           26.2%

Kenneth C. Ketner (Chairman and Director)
3 Hutton Centre Drive, Suite 150
Santa Ana, CA  92707                                   2,536,070               15.7%

Kevin Bonds
1000 Parkwood Circle, Suite 500
Atlanta, Georgia 30339                                 1,268,034                7.9%

Beverly Fleming  (Executive Vice President and
Secretary)
3 Hutton Centre Drive, Suite 150
Santa Ana, CA  92707                                     140,893                 <1%

Michael Barron (Executive Vice President)
3 Hutton Centre Drive, Suite 150
Santa Ana, CA  92707                                     845,357                5.2%

Donald Olsen (Director)
3 Hutton Centre Drive, Suite 150
Santa Ana, CA  92707                                           0                  0

Thomas Deemer (Director)
3 Hutton Centre Drive, Suite 150
Santa Ana, CA  92707                                     140,893                 <1%

Javaid Sheikh (Director)
988 St. Joseph Avenue
Los Altos, CA  94024                                     161,429                1.0%

Randy Bristol
3223 Bob Cox Road
Marieta, GA  30064                                     1,972,499               12.2%

Mortgage Capital Resource Corporation
2038 Iowa Avenue, Suite 100
Riverside, California  92508                             850,000                5.2%

All officers and directors as a group
(7 persons)                                            9,319,460 (3)           57.7%

----------
(1)   Figures are approximate due to rounding
(2)   Kenneth Ketner has voting control over the shares held by SFC West, Ltd.
(3) Includes shares of SFC West, Ltd. over which Kenneth Ketner has voting control.

                                 RECENT CHANGES

CHANGE IN CONTROL

         On July 31, 2000, HomeZipR.com, Corp., a Delaware corporation, completed a reverse acquisition of MRI pursuant to which MRI purchased all of the outstanding shares of HomeZipR common stock in exchange for 22,393,671 shares of MRI's common stock and 5,000,000 shares of MRI's Series A Preferred Stock. As a result, HomeZipR is now a wholly-owned subsidiary of MRI.

         Upon the closing of the transaction, the former shareholders of HomeZipR owned approximately 42% of MRI's outstanding common stock and approximately 94% of MRI's outstanding preferred stock. Together, this accounts for approximately 90% of the company's total outstanding voting power. After giving effect to the reverse split and assuming conversion of all of the outstanding Series A Preferred Stock into common stock, the former HomeZipR shareholders will own approximately 90% of the company's outstanding common stock.

CHANGE IN ACCOUNTANTS

         On or about July 31, 2000, in connection with the transaction described above, we dismissed Ludlow & Harrison, a CPA corporation as our independent public accountants and appointed Lesley, Thomas, Schwarz & Postma, Inc., who were HomeZipR's independent public accountants, in their place. Reports issued by Ludlow & Harrison for the fiscal years ended March 31 1999 and 2000 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principles, nor were there any material disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during these years.

         We engaged Lesley, Thomas Schwarz & Postma, Inc. as our new independent public accountants in July 2000. We did not consult with any other accounting firm regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did we consult with Lesley, Thomas with respect to any accounting disagreement or any reportable event at any time prior to their appointment as our independent public accountants.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS.

         The following table sets forth the annual salaries for our chief executive officer and each of our executive officers who will earn over $100,000 this year. Because of the reverse acquisition of HomeZipR.com described elsewhere in this information statement, we are only including information for our current officers and are not providing information for the period prior to the reverse acquisition. In addition, because HomeZipR was only formed in March 2000, the information presented below represents the officers' annual salaries rather than amounts actually paid to date.

                  Name and Title                                   Salary
                  --------------                                   ------
                  Kenneth Ketner, Chairman                         $330,000
                  Kevin Bonds, President and CEO                   $240,000
                  Michael Barron, Executive Vice President         $150,000

         To date, we have not granted any options or other long-term compensation to any of our executive officers or directors.

COMPENSATION OF DIRECTORS.

         We reimburse our directors for out-of-pocket expenses for attending board meetings and we pay our outside directors $500 per meeting.